UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
350 Mission Street, 10th Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.000001 per share	YELP	New York Stock Exchange LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On December 18, 2025, Yelp Inc. (the “Company”) entered into the First Amendment to Revolving Credit and Guaranty Agreement (the “Amendment”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as the existing administrative agent and collateral agent, and Wells Fargo Bank, National Association, as the successor administrative agent and collateral agent, which amended the Company’s Revolving Credit and Guaranty Agreement, dated as of April 28, 2023 (the “Credit Agreement”).
The Amendment amended the Credit Agreement by, among other things, increasing the total borrowing capacity under the Credit Agreement to $325.0 million, increasing the letter of credit sub-limit to $35.0 million and appointing Wells Fargo Bank, National Association to replace JPMorgan Chase Bank, N.A. as administrative agent and collateral agent. As of the date of this Current Report, no loans were outstanding and the Company had letters of credit in aggregate amount of $4.2 million under the letter of credit sub-limit.
There were no material changes to the interest provisions, fees, covenants or events of default under the Credit Agreement as a result of the Amendment.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2025.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 19, 2025	YELP INC.
		By:	/s/ David Schwarzbach
David Schwarzbach
Chief Financial Officer